INTERMEDE INVESTMENT PARTNERS LIMITED (“IIP”)

INTERMEDE GLOBAL PARTNERS (“IGP”)

(together “Intermede”)

CODE OF ETHICS

May 2019

This Code of Ethics (the “Code”) was prepared by ACA Compliance (Europe) Limited (“ACA”) in respect of IIP and IGP and is made available to all members of staff upon joining IIP and thereafter via the Compliance Officer. It is essential that all staff read and familiarise themselves with the regulatory requirements outlined in the Code, Intermede’s Compliance Manual and Intermede’s Compliance Policies and Procedures Manual which are applicable to their role, and comply with them at all times.

Policy Reference	V4
Policy Owner	Rupert Mahon
Policy Approval Authority	Board - Intermede Investment Partners Limited
Date of Approval	1 May 2019

In accordance with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), Intermede has approved and adopted this Code of Ethics (the “Code”). This Code sets out the general fiduciary principles and standards of business conduct to which all of Intermede’s Relevant Persons (defined below) are subject. This Code further sets out policies and procedures that are reasonably designed to prevent Relevant Persons from engaging in conduct prohibited by the Advisers Act and 1940 Act and establishes reporting requirements for these Relevant Persons.

The Code of Ethics is applicable to each of the following (“Relevant Persons”):

•	each of Intermede’s directors, staff, consultants and contractors (but excluding non-executive directors) (each a “Staff Member”);

•	a Staff Member’s spouse (or equivalent) or civil partner;

•	a dependent child or stepchild of a Staff Member;

•	any other relative who has shared the same household with the Staff Member for at least one year on the date of the Relevant Personal account transaction; and

•	a person whose relationship is such that the Staff Member has a direct material interest in the outcome of the trade.

For purposes of Rule 204A-1(e)(1) of the Advisers Act, all access persons are considered Relevant Persons.

It is Intermede’s policy to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Intermede recognises that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Intermede, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Intermede and Staff Members must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•

All Staff Members must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	Intermede must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	Intermede must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	All Staff Members must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Staff Members should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Staff Members must be loyal to clients and place the interests of clients above their own.

•

Intermede treats violations of this Code very seriously. If you violate this Code, Intermede may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

•

Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

•

With respect to any client which is an investment company (a “fund”), it is unlawful for a Relevant Person in connection with his or her purchase or sale, directly or indirectly, of a Reportable Security held or to be acquired by the fund:

•	To employ any device, scheme or artifice to defraud the fund;

•

To make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

•	To engage in any manipulative practice with respect to the fund.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer.

Who is Covered by the Code

This Code applies to all Relevant Persons or other persons as determined by Intermede’s Compliance Officer. It is the responsibility of each Relevant Person to immediately report to Intermede’s Compliance Officer, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Relevant Person that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the Compliance Officer immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Relevant Person. Intermede will ensure that Relevant Person are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Relevant Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.

All Relevant Persons must complete the acknowledgement (Appendix 6) of having received, read and understood this Code contained within the Initial and Annual Holdings Report and renew that acknowledgment on a yearly basis.

The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Relevant Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

Periodic Reports to Fund Boards

No less frequently than annually, the Compliance Officer will provide the board of a fund with a written report that:

•

Describes any issues arising under the Code since the last report to the board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

•	Certifies that Intermede has adopted procedures reasonably necessary to prevent covered persons from violating the Code.

Within six months of the adoption of any material change to this Code, the board of any fund must approve such material change. Before approving the material change to the Code, the board must receive a certification from Intermede that it has adopted procedures reasonably necessary to prevent covered persons from violating the Code.

Maintenance of Records

Intermede must maintain records in the manner and to the extent set forth below, and must make these records available to the Securities and Exchange Commission (the “SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•

A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•

A copy of each report made by a Relevant Person required herein must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•

A record of all persons, currently or within the past five years, who are or were required to make reports as required herein, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

•	A copy of each report as required herein must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

INTERMEDE INVESTMENT PARTNERS LIMITED (“IIP”)

INTERMEDE GLOBAL PARTNERS (“IGP”)

COMPLIANCE POLICIES AND PROCEDURES MANUAL

May 2019

This Compliance Policies and Procedures Manual (the “CPPM”) was prepared by ACA Compliance (Europe) Limited (“ACA”) in respect of IIP and IGP and is made available to all members of staff upon joining IIP and thereafter via the Compliance Officer. It is essential that all staff read and familiarise themselves with the regulatory requirements outlined in the Manual which are applicable to their role, and comply with them at all times.

Policy Reference	V4
Policy Owner	Rupert Mahon
Policy Approval Authority	Board - Intermede Investment Partners Limited
Date of Approval	1 May 2019

3. Personal Account Dealing

Policy

Intermede has implemented a Personal Account Dealing (“PAD”) Policy, which requires all Relevant Persons (defined below) to obtain approval from the Compliance Officer (or delegate as nominated from time to time) before any personal account trade is placed in a single issuer stock or equity or a single issuer stock or equity-related instrument (i.e. a derivative on a single issuer stock or equity, together a “Stock”). Further, all Relevant Persons must obtain approval prior to investing in any private placement or an Initial Public Offering (“IPO”).

These requirements are necessary to avoid conflicts of interest arising between trades in Stocks placed by an individual for his/her own benefit, and those placed by the Firm for client accounts. Accordingly, Intermede prohibits all Relevant Persons from engaging in any trading activity which may cause such a conflict and consequently may damage the Firm’s reputation. Therefore, Relevant Persons are prohibited from purchasing the same Stock within 10 working days of that being traded for a client account. If Intermede is actively considering trading in a Stock on behalf of a client and/or is likely to trade on behalf of a client, then following consultation with the investment team, the Compliance Officer is likely to deny permission for the personal transaction. For the avoidance of doubt, Analysts are not permitted to buy or sell against their own recommendation.

There are certain exemptions to the prior approval requirements; please see the section below. Approval of all non-exempted trades is at the absolute discretion of the Compliance Officer (or delegate as nominated from time to time) and any contravention of the policy will be taken seriously.

The PAD Policy is applicable to each of the following (“Relevant Persons”):

•	each of Intermede’s directors, employees, consultants and contractors (but excluding non-executive directors) (each a “Staff Member”);

•	a Staff Member’s spouse (or equivalent) or civil partner;

•	a dependent child or stepchild of a Staff Member;

•	any other relative who has shared the same household with the Staff Member for at least one year on the date of the Relevant Personal account transaction; and

•	a person whose relationship is such that the Staff Member has a direct material interest in the outcome of the trade.

For the avoidance of doubt, Relevant Persons are prohibited from engaging in any activity that could constitute insider dealing or market abuse, as defined in the Market Abuse Regulation. Please see the Market Abuse Policy for further details. Staff must not disclose or use confidential information obtained in the course of the Firm’s business other than in the proper performance of their role. This includes, in particular unpublished price sensitive information relating to any issuer of listed securities and/or confidential information regarding Intermede’s clients and their portfolios.

Breach of Policy

A breach of this PAD Policy by a Relevant Person may result in disciplinary action against them and further may result in summary dismissal or early termination of contract. In addition, a breach can also prejudice the “fit and proper” status of a Staff Member and may result in them losing their status as an approved person with the FCA which may in turn impact the possibility of future employment in the financial services industry.

All Staff Members are required to sign an acknowledgement that they have received notification of, and will comply with, the PAD Policy, and these acknowledgements are retained by the Compliance Officer. Periodically each Staff Member will be asked to confirm that they have complied with Intermede’s PAD Policy.

Holding Period

Following approval of a personal account trade, Relevant Persons are required to hold the Stock for a minimum of 90 days.

Rights Issues, Takeovers, etc.

Restrictions in this policy extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights and exercising an option.

The restrictions also extend to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

Trustees, Personal Representatives and Agents

The restrictions also extend to dealings by Relevant Persons in any of the following capacities:

•	as a trustee of a trust or as a personal representative of an estate, in which the Relevant Persons or an associate thereof has a significant beneficial interest;

•	as a trustee of any other trust or a personal representative of any other estate, unless reliance is placed on the advice of another person (such as a broker or solicitor); or

•	for the account of any other person unless the transaction is placed by a Relevant Person on behalf of Intermede.

Counselling and Procuring

Where a Relevant Person is precluded by the above from entering into any transaction, this also precludes:

a)	advising or causing any other person to enter into such a transaction; or

b)

communicating any information or opinion to any other person either with knowledge, or having reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions taken in the normal course of employment with Intermede. For example, the fact that a Relevant Person is prohibited from dealing in a certain security as a result of one of the provisions above will not preclude them from continuing to provide clients with bona fide advice in relation to that security.

Dealing Contrary to a Client’s Interests

No Relevant Person must deal in an investment at a time or in a manner which they know is likely to have a direct adverse effect on the particular interests of any one of Intermede’s clients.

Procedure

All Relevant Persons wishing to execute non-exempt trades must e-mail the Compliance Officer (or delegate as nominated from time to time) with the details of the trade they, or any Relevant Person, wish to execute using the form attached here as Appendix 9: Personal Account Dealing Form (or provide the same information required by the form in an e-mail). Exemptions to the need to seek prior approval for a trade are set out below.

The Compliance Officer (or delegate as nominated from time to time) will aim to grant approval/reject the trade as soon as possible and in any event within one business day of the request and will notify the Relevant Person by email. Unless there are exceptional circumstances, approval will not be granted to sell positions that have been held for less than 90 days. The Compliance Officer (or delegate as nominated from time to time) will determine at his discretion if there are exceptional circumstances. Personal trade requests are confidential and any approval activity must take care to protect the identity of the Relevant Person requesting the approval and details of the request and the outcome.

The Relevant Person will have two business days, from the time of approval, to execute the trade. Other time frames or trading such as stop loss arrangements or coding of longer term buy/sell triggers may be approved and must be identified as such in the request for approval.

Once the Relevant Person receives the confirmation/contract note from the broker, this must be sent to the Compliance Officer within 5 business days. The Compliance Officer will check that the details are consistent with the PAD approval.

Alongside the Compliance Officer’s ongoing monitoring of personal account trades, he will (as part of Intermede’s compliance monitoring programme) review the volume of personal account dealing and compliance with the above policy twice a year. Results of the review will be tabled at the next Board meeting for consideration..

Each year, all Staff Members are required to complete and sign the Staff Declaration of Adherence and Compliance Form, acknowledging their compliance with the terms of Intermede’s PAD policy.

Preclearance

All Relevant Persons must obtain approval from the Compliance Officer before any personal account trade is placed in a Stock. Relevant Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Intermede may not approve any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Relevant Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Exemptions from Preclearance Requirements

A Relevant Person does not have to request permission from the Compliance Officer, nor comply with the minimum holding requirement, in relation to any of the following broad-based equity related instruments (i.e. not Stocks), fixed income, commodity or other securities, instruments or products:

•	fixed income, commodities and currency transactions

•	personal transactions executed under the terms of a discretionary management service whereby the staff member has no input into the transactions executed;

•

personal transactions in units or shares in collective undertakings that comply with the UCITS Directive or are subject to supervision under the law of an EEA state, or units or shares in any other collective undertaking (e.g. mutual funds) where the person for whose account the transaction is being effected is not involved in the management of that undertaking (this exemption does not therefore include unregulated collective investment schemes). For the avoidance of doubt, this will include the Delaware fund when it is launched;

•	ETFs: Sectors, geographies and indices

•	a personal transaction in a life policy;

•	REITS (to the extent the instrument is not within the investment universe of Intermede’s clients);

•	Investment Trusts;

•	In relation to Stocks (apart from the initial investment) standing instructions for the reinvestment of income or dividends paid; and

•	corporate actions such as share splits.

Further exemptions from these trading rules may be granted in certain circumstances. Relevant Persons should include an exemption request on the Personal Account Dealing Form or otherwise make a written exemption request to the Compliance Officer.

Even if exempt from preclearance requirements, Relevant Persons will be required to disclose these transactions and holdings on a quarterly and annual basis.

Reporting

Intermede must collect information regarding the personal trading activities and holdings of all Relevant Persons. Relevant Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Relevant Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

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Any reports with respect to Securities held in accounts over which the member of staff had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Reportable Securities

Intermede requires all Relevant Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Intermede or an affiliate;

•	Interests in 529 college savings plans; and

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by Intermede or an affiliate.

Initial and Annual Holdings Reports

Relevant Persons must periodically report the existence of any account that holds any Securities (both within the definition of a Reportable Security and otherwise). Reports regarding accounts and holdings must be submitted to the Compliance Officer on or before 14 February of each year, and within 10 days of an individual first becoming a Relevant Person. Relevant persons should utilise the form attached here as Appendix 8: Initial/Annual Holdings Reporting Form. Annual reports must be current as of 31 December; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Relevant Person. Initial and annual holdings reports should be submitted to the Compliance Officer by email.

Each holdings report must contain, as a minimum:

1.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Relevant Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with which the Relevant Person maintains an account in which any securities are held for the Relevant Person’s direct or indirect benefit; and

3.	The date the Relevant Person submits the report.

To clarify, initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security”.

If a Relevant Person does not have any holdings and/or accounts to report, this should be indicated to the Compliance Officer by email within 10 days of becoming a Relevant Person and by 14 February of each year.

Quarterly Transaction Reports

Each quarter, Relevant Persons must report all Reportable Securities transactions they have made in accounts in which they have a beneficial interest. Relevant persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

The quarterly transaction report must contain, as a minimum, the following information about each transaction involving a reportable security in which the Relevant Person had, or as a result of the transaction has acquired, any direct or indirect beneficial ownership:

1.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the Relevant Person submits the report.

In the event a Relevant Person does not have any transactions or account openings to report, this should be indicated to the Compliance Officer within 30 days of the end of each calendar quarter. Relevant persons should utilise the form attached here as Appendix 10: Quarterly Reporting Form.

Reliance on the independent or separately managed account exception is conditioned on Intermede’s receipt of the attached Exempt Accounts Certification (Appendix 11) and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Relevant Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

On a periodic basis, as part of the compliance monitoring programme, the Compliance Officer will review the volume of personal account dealing and compliance with the above policy. Those findings shall be reported to senior management so that the Firm can continue to manage the potential conflict between personal trading and the Firm’s regulatory obligations.

Another member of the Firm’s senior management will be responsible for monitoring the Compliance Officer’s personal transactions for compliance with the PAD policy.

Appendix 8: Initial/Annual Holdings Report

As an alternative to completing the tables below, you may attach a copy of your most recent brokerage statements, provided that the information is current, and the statements include ALL of your securities, holdings and open brokerage accounts. Any holdings and/or accounts not reflected in these statements must be noted below.

The following is a list of all my personal securities holdings, including holdings in my personal brokerage accounts, in any account in which I have direct or indirect beneficial interest, and in any account over which I have investment discretion or provide investment advice.

Security Description	Symbol /Stock Code	Number of Shares Held	Name of Broker / Dealer	Account Number

The following is a list of all brokerage accounts currently established for myself, my spouse, domestic partner, minor children, and any family member living in my residence, and for any other account in which I have Beneficial Ownership or for which I have investment discretion.

Broker Name and Address	Account Number	Name on the Account

Signature	Date

Printed Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE OFFICER

Appendix 9: Personal Account Dealing Pre-Approval Form

Name:

Date/Time:

Date	B/S	Security (include interest rate and maturity date, if applicable)	Type of Security	Ticker or Cusip	No. of Shares	Principal Amount	Broker

Requestor/Relevant Person

Signed:

Date/Time:

Received and approved by Compliance Officer

Signed:

Date/Time:

Appendix 10: Quarterly Reporting Form

Transactions for the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker-Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of Immediate Family Members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

New Accounts For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of Immediate Family Member(s) living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.